    News Release

Lake Shore Savings Bank,  31 East Fourth Street,  Dunkirk, NY 14048

IMMEDIATE RELEASE

Lake Shore Bancorp Welcomes Jack Mehltretter to Board of Directors

Dunkirk, NY, October 3, 2016 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ:LSBK), the holding company for Lake Shore Savings Bank (the “Bank”) is pleased to welcome Jack Mehltretter to its Board of Directors.

Gary W. Winger, Chairman of the Board of Directors for Lake Shore Bancorp, Inc., announced that Jack Mehltretter has accepted a position on the Company’s Board of Directors.  “We are thrilled to welcome Jack to the Company’s Board of Directors,” said Mr. Winger.  “His extensive background in information technology and proven leadership with organizational development and process re-engineering makes him an ideal complement to our existing team.”

Mr. Mehltretter is currently a principal with NEXTGEN Technology Advisors, LLC.  Mr. Mehltretter was formerly the Global Vice President of Information Technology for New Era Cap Company, an international headwear and apparel company with operations in over 20 regional locations serving global markets, headquartered in Buffalo, New York.  In this position, Mr. Mehltretter was responsible for maximizing customer’s technological experiences, customer supplier integration, process improvements, and vendor management.

Mr. Mehltretter earned his Bachelor’s of Science degree in Information Systems Management from The State University of New York College at Buffalo, and his Executive Master of Business Administration degree from the University at Buffalo.

Active in the community, Mr. Mehltretter serves as a Board Member for the Skating Association for the Blind and Handicapped (SABAH).

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.  The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

For more information contact:

Daniel P. Reininga, President and CEO

Phone: (716) 366-4070

Daniel.reininga@lakeshoresavings.com

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